1940 Act File No.	811-8519

Form N-1A

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	X

Amendment No.	44

FEDERATED CORE TRUST

(Exact Name of Registrant as Specified in Charter)

Federated Investors Funds

4000 Ericsson Drive

Warrendale, PA 15086-7561

(Address of Principal Executive Offices)

(412) 288-1900

(Registrant’s Telephone Number, including Area Code)

John W. McGonigle, Esquire

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Name and Address of Agent for Service)

Confidential Private
Offering Memorandum
August 31, 2012 (Revised June 7, 2013)
Prospective Investor:

Copy Number:

Investment Adviser
Federated Investment Management Company
Placement Agent
Federated Securities Corp.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222
Do Not Copy or Circulate
Federated Bank Loan Core Fund

A Portfolio of Federated Core Trust

The securities described herein are offered pursuant to an exemption from the registration requirements of the Securities Act of 1933 (“1933 Act”), as amended, and have not been registered with or approved or disapproved by the Securities and Exchange Commission (SEC) or any other regulatory authority of any jurisdiction, nor has the SEC passed upon the accuracy or adequacy of this Confidential Private Offering Memorandum. Any representation to the contrary is a criminal offense.

A Confidential Statement of Additional Information (SAI), with respect to Federated Bank Loan Core Fund, a portfolio of Federated Core Trust (“Trust”), with the same date has been filed with the SEC, and is incorporated herein by reference. A copy of the SAI is available without charge by calling the Fund's placement agent at 1-800-341-7400.
Shares of the Fund are not deposits or obligations of any bank, are not endorsed or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.
Shares of the Fund are being offered for investment only to investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D of the 1933 Act.
Investors will be required to represent that they meet certain financial requirements and that they are familiar with and understand the terms, risks and merits of an investment in the Fund.
No resale of Shares may be made unless the Shares are subsequently registered under the 1933 Act or an exemption from such registration is available.
This Confidential Private Offering Memorandum has been prepared on a confidential basis solely for the information of the recipient and may not be reproduced, provided to others or used for any other purpose.
No person has been authorized to make representations or give any information with respect to the Shares, except the information contained herein or in the Trust's registration statement filed under the Investment Company Act of 1940.

Not FDIC Insured • May Lose Value • No Bank Guarantee

PART A: INFORMATION REQUIRED IN A PROSPECTUS

August 31, 2012 (Revised June 7, 2013)

Items 1, 2, 3, 4 and 13 of Part A are omitted pursuant to Item B(2)(b) of the General Instructions to Form N-1A.
Please read this Confidential Private Offering Memorandum carefully before investing and retain it for future reference. It contains important information about the Fund that investors should know before investing.
A copy of a Subscription Agreement and Investor Questionnaire for use in subscribing to purchase Shares of the Fund accompanies delivery of this Confidential Private Offering Memorandum. In order to purchase Shares of the Fund, a prospective investor must satisfactorily complete, execute and deliver the Subscription Agreement and Investor Questionnaire to the Fund's Placement Agent.
Fund Summary Information
Federated Bank Loan Core Fund (the “Fund”)
FUND MANAGEMENT
The Fund's Investment Adviser (“Adviser”) is Federated Investment Management Company.
B. Anthony Delserone, Jr., Senior Portfolio Manager, has been the Fund's portfolio manager since August 2010.
Mark Durbiano, Senior Portfolio Manager, has been the Fund's portfolio manager since August 2010.
PURCHASE AND SALE OF FUND SHARES
Shares of the Fund are issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Fund may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D of the 1933 Act. Shares of the Fund may be redeemed any day the NYSE is open. Redemption requests should be made in accordance with procedures established by the Transfer Agent.
Tax Information
The Fund's distributions are taxable as ordinary income or capital gains.
Payments to Broker-Dealers and Other Financial Intermediaries
Federated Securities Corp. is the Fund's Placement Agent. It receives no fee for its services.
Investment Objective, Principal Investment Strategies and Related Risks
Investment Objective
The Fund's investment objective is to provide current income.
Principal Investment Strategies
While there is no assurance that the Fund will achieve its investment objective, it endeavors to do so by following the principal strategies and policies described in this Confidential Private Offering Memorandum.
Under normal market conditions, the Fund will pursue its investment objective primarily by investing at least 80% of its assets in U.S. dollar-denominated floating-rate term loans, loan-related derivatives and loan index products such as the Loan Credit Default Swap Index. Loans may be first lien, second lien, third lien, unsecured or subordinated. Loan issuers may be domestic or foreign and of any rating category.
The balance of the Fund's assets may be invested in other floating-rate and fixed-rate debt securities. These debt securities may include bonds, notes and debentures issued by governments, government agencies and corporations. Corporate bonds, notes and debentures may be investment grade and below investment grade (the latter often are known as high-yield bonds or junk bonds), money market securities of all types and repurchase agreements. The Fund also may invest in shares of money market and short-term bond funds, which may be managed by the Adviser or one of its affiliates.
It is anticipated that a majority of the loans in which the Fund invests will be below investment grade (otherwise known as “leveraged loans”) and have below investment-grade credit ratings. Such ratings are associated with investments having high risk.
The Fund may invest in companies whose financial condition is uncertain, where the Borrower has defaulted in the payment of interest or principal or in the performance of its covenants or agreements or that may be involved in bankruptcy proceedings, reorganizations or financial restructurings.

The Fund may use derivative contracts and/or hybrid instruments to implement elements of its investment strategy. For example, the Fund may use derivative contracts or hybrid instruments to increase or decrease the portfolio's exposure to the investment(s) underlying the derivative or hybrid instrument in an attempt to benefit from changes in the value of the underlying investment(s). Additionally, by way of example, the Fund may use derivative contracts in an attempt to:
■	Increase or decrease the effective duration of the Fund portfolio;
■	Seek to benefit from anticipated changes in the volatility of designated assets or instruments, such as indices, currencies and interest rates (Volatility is a measure of the frequency and level of changes in the value of an asset or instrument without regard to the direction of such changes.);
■	Obtain premiums from the sale of derivative contracts;
■	Realize gains from trading a derivative contract; or
■	Hedge against potential losses.
There can be no assurance that the Fund's use of derivative contracts or hybrid instruments will work as intended.
Temporary Investments
The Fund may temporarily depart from its principal investment strategies by investing its assets in shorter-term debt instruments and similar obligations or holding cash. It may do this in response to unusual circumstances, such as: adverse market, economic, or other conditions (for example, to help avoid potential losses, or during periods when there is a shortage of appropriate loans); to maintain liquidity to meet shareholder redemptions; or to accommodate cash inflows. It is possible that such investments could affect the Fund's investment returns and/or the ability to achieve the Fund's investment objectives.
What are the Fund's Principal Investments?
The following provides general information on the Fund's principal investments. The Fund's Statement of Additional Information (SAI) provides information about the Fund's non-principal investments and may provide additional information about the Fund's principal investments.
DEBT INSTRUMENTS
Debt instruments pay interest, dividends or distributions at a fixed or floating rate. The rate may be a fixed percentage of the principal or may be adjusted periodically. In addition, the issuer of a debt instrument must repay the principal amount of the debt instrument, normally within a specified time. Debt instruments provide more regular income than equity securities. However, the returns on debt instruments are limited and normally do not increase with the issuer's earnings. This limits the potential appreciation of debt instruments as compared to equity securities.
A debt instrument's yield measures the annual income earned on a debt instrument as a percentage of its price. An instrument's yield will increase or decrease depending upon whether it costs less (a “discount”) or more (a “premium”) than the principal amount. If the issuer may redeem the instrument before its scheduled maturity, the price and yield on a discount or premium instrument may change based upon the probability of an early redemption. Instruments with higher risks generally have higher yields.
The credit risk of an issuer's debt instrument may vary based on its priority for repayment. For example, higher ranking (“senior”) debt instruments have a higher priority than lower ranking (“subordinated”) instruments. This means that the issuer might not make payments on subordinated instruments while continuing to make payments on senior instruments. In addition, in the event of bankruptcy, holders of senior instruments may receive amounts otherwise payable to the holders of subordinated instruments.
The following describes the types of debt instruments in which the Fund invests.
Floating Rate Loans
Floating rate loans are debt instruments issued by companies or other entities with floating interest rates that reset periodically. Most floating rate loans are secured by specific collateral of the borrower and are senior to most other instruments of the borrower (e.g., common stock or debt instruments) in the event of bankruptcy. Floating rate loans are often issued in connection with recapitalizations, acquisitions, leveraged buyouts and refinancing. Floating rate loans are typically structured and administered by a financial institution that acts as the agent of the lenders participating in the floating rate loan. Floating rate loans may be acquired directly through the agent, as an assignment from another lender who holds a direct interest in the floating rate loan, or as a participation interest in another lender's portion of the floating rate loan.

Lower-Rated, Debt Instruments
Lower-rated debt instruments are debt instruments rated below investment-grade (i.e., BB or lower) by a nationally recognized statistical rating organization (NRSRO). There is no minimum acceptable rating for a debt instrument to be purchased or held by the Fund and the Fund may purchase or hold unrated securities and debt instruments whose issuers are in default.
Corporate Debt Instruments
Corporate debt instruments are debt instruments issued by businesses. Notes, bonds, debentures, loans and commercial paper are the most prevalent types of corporate debt instruments. The credit risk of corporate debt instruments varies widely among issuers.
FOREIGN DEBT INSTRUMENTS
Foreign debt instruments are instruments of issuers based outside the United States. The Fund considers an issuer to be based outside the United States if:
■	it is organized under the laws of, or has a principal office located in, another country;
■	the principal trading market for its instruments is in another country; or
■	it (directly or through its consolidated subsidiaries) derived in its most current fiscal year at least 50% of its total assets, capitalization, gross revenue or profit from goods produced, services performed, or sales made in another country.
Foreign debt instruments are subject to currency risk and risk of foreign investing. Trading in certain foreign markets is also subject to liquidity risk.
Foreign Corporate Debt Instruments
The Fund will also invest in high-yield debt instruments of foreign corporations. Notes, bonds, debentures, loans and commercial paper are the most prevalent types of corporate debt instruments.
Derivative Contracts
Derivative contracts are financial instruments that require payments based upon changes in the values of designated securities, commodities, currencies, indices or other assets or instruments including other derivative contracts (each a “Reference Instrument” and collectively, “Reference Instruments”). Each party to a derivative contract is referred to as a “counterparty.” Some derivative contracts require payments relating to an actual, future trade involving the Reference Instrument. These types of derivatives are frequently referred to as “physically settled” derivatives. Other derivative contracts require payments relating to the income or returns from, or changes in the market value of, a Reference Instrument. These types of derivatives are known as “cash-settled” derivatives, since they require cash payments in lieu of delivery of the Reference Instrument.
Many derivative contracts are traded on securities or commodities exchanges. In this case, the exchange sets all the terms of the contract except for the price. Investors make payments due under their contracts through the exchange. Most exchanges require investors to maintain margin accounts through their brokers to cover their potential obligations to the exchange. Parties to the contract make (or collect) daily payments to the margin accounts to reflect losses (or gains) in the value of their contracts. This protects investors against potential defaults by the counterparty. Trading contracts on an exchange also allows investors to close out their contracts by entering into offsetting contracts.
The Fund may also trade derivative contracts over-the-counter (OTC) in transactions negotiated directly between the Fund and the counterparty. OTC contracts do not necessarily have standard terms, so they may be less liquid and more difficult to close out than exchange-traded contracts. In addition, OTC contracts with more specialized terms may be more difficult to value than exchange-traded contracts, especially in times of financial stress.
Depending on how the Fund uses derivative contracts and the relationships between the market value of a derivative contract and the Reference Instrument, derivative contracts may increase or decrease the Fund's exposure to the risks of the Reference Instrument and may also expose the Fund to liquidity and leverage risks. OTC contracts also expose the Fund to credit risks in the event that a counterparty defaults on the contract.
Payment obligations arising in connection with derivative contracts are frequently required to be secured with collateral (in the case of OTC contracts) or margin (in the case of exchange-traded contracts, as previously noted).
The Fund may invest in a derivative contract if it is permitted to own, invest in or otherwise have economic exposure to the Reference Instrument. The Fund is not required to own a Reference Instrument in order to buy or sell a derivative contract relating to that Reference Instrument. The Fund may trade in the following specific types and/or combinations of derivative contracts:

Futures Contracts (A Type of Derivative)
Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a Reference Instrument at a specified price, date and time. Entering into a contract to buy a Reference Instrument is commonly referred to as buying a contract or holding a long position in the asset. Entering into a contract to sell a Reference Instrument is commonly referred to as selling a contract or holding a short position in the Reference Instrument. Futures contracts are considered to be commodity contracts. The Fund has claimed an exclusion from the definition of the term “commodity pool operator” under the Commodity Exchange Act and, therefore, is not subject to registration or regulation as a commodity pool operator under that Act. Futures contracts traded OTC are frequently referred to as forward contracts. The Fund can buy or sell financial futures (such as interest rate futures, index futures and security futures), as well as currency futures and currency forward contracts.
Option Contracts (A Type of Derivative)
Option contracts (also called “options”) are rights to buy or sell a Reference Instrument for a specified price (the “exercise price”) during, or at the end of, a specified period. The seller (or “ writer”) of the option receives a payment, or premium, from the buyer, which the writer keeps regardless of whether the buyer uses (or “exercises”) the option. A call option gives the holder (buyer) the right to buy the Reference Instrument from the seller (writer) of the option. A put option gives the holder the right to sell the Reference Instrument to the writer of the option. Options can trade on exchanges or in the OTC market and may be bought or sold on a wide variety of Reference Instruments. Options that are written on futures contracts will be subject to margin requirements similar to those applied to futures contracts.
Swap Contracts (A Type of Derivative)

A swap contract (also known as a “swap”) is a type of derivative contract in which two parties agree to pay each other (swap) the returns derived from Reference Instruments. Swaps do not always involve the delivery of the Reference Instruments by either party, and the parties might not own the Reference Instruments underlying the swap. The payments are usually made on a net basis so that, on any given day, the Fund would receive (or pay) only the amount by which its payment under the contract is less than (or exceeds) the amount of the other party's payment. Swap agreements are sophisticated instruments that can take many different forms and are known by a variety of names. Common types of swaps in which the Fund may invest include interest rate swaps, caps and floors, total return swaps, credit default swaps, currency swaps and volatility swaps.
Beginning on June 10, 2013, regulations enacted by the Commodity Futures Trading Commission (the CFTC) under the Dodd-Frank Wall Street Reform and Consumer Protection Act will require the Fund to clear certain interest rate and credit default index swaps through a clearinghouse or central counterparty (a CCP). To clear a swap with the CCP, the Fund will submit the swap to, and post collateral with a futures commission merchant (FCM) that is a clearinghouse member. The Fund may enter into the swap with a financial institution other than the FCM (the “Executing Dealer”) and arrange for the swap to be transferred to the FCM for clearing. It may also enter into the swap with the FCM itself. The CCP, the FCM and the Executing Dealer are all subject to regulatory oversight by the CFTC. A default or failure by a CCP or an FCM, or the failure of a swap to be transferred from an Executing Dealer to the FCM for clearing, may expose the Fund to losses, increase its costs, or prevent the Fund from entering or exiting swap positions, accessing collateral, or fully implementing its investment strategies. The regulatory requirement to clear certain swaps could, either temporarily or permanently, reduce the liquidity of cleared swaps or increase the costs of entering into those swaps.

OTHER INVESTMENTS, TRANSACTIONS, TECHNIQUES
Repurchase Agreements
Repurchase agreements are transactions in which the Fund buys a security from a dealer or bank and agrees to sell the security back at a mutually agreed-upon time and price. The repurchase price exceeds the sale price, reflecting the Fund's return on the transaction. This return is unrelated to the interest rate on the underlying security. The Fund will enter into repurchase agreements only with banks and other recognized financial institutions, such as securities dealers, deemed creditworthy by the Adviser.
The Fund's custodian or sub-custodian will take possession of the securities subject to repurchase agreements. The Adviser or sub-custodian will monitor the value of the underlying security each day to ensure that the value of the security always equals or exceeds the repurchase price.
Repurchase agreements are subject to credit risks.

Hybrid Instruments
Hybrid instruments combine elements of two different kinds of securities or financial instruments (such as a derivative contract). Frequently, the value of a hybrid instrument is determined by reference to changes in the value of a Reference Instrument (that is a designated security, commodity, currency, index or other asset or instrument including a derivative contract). The Fund may use hybrid instruments only in connection with permissible investment activities. Hybrid instruments can take on many forms including, but not limited to, the following forms. First, a common form of a hybrid instrument combines elements of a derivative contract with those of another security (typically a fixed-income security). In this case all or a portion of the interest or principal payable on a hybrid security is determined by reference to changes in the price of a Reference Instrument. Second, hybrid instruments may include convertible securities with conversion terms related to a Reference Instrument.
Depending on the type and terms of the hybrid instrument, its risks may reflect a combination of the risks of investing in the Reference Instrument with the risks of investing in other securities, currencies and derivative contracts. Thus, an investment in a hybrid instrument may entail significant risks in addition to those associated with traditional investments or the Reference Instrument. Hybrid instruments are also potentially more volatile than traditional securities or the Reference Instrument. Moreover, depending on the structure of the particular hybrid, it may expose the Fund to leverage risks or carry liquidity risks.
Asset Segregation
In order to secure its obligations in connection with derivative contracts or special transactions, the Fund will either own the underlying assets, enter into offsetting transactions or set aside cash or readily marketable securities. This requirement may cause the Fund to miss favorable trading opportunities, due to a lack of sufficient cash or readily marketable securities. This requirement may also cause the Fund to realize losses on offsetting or terminated derivative contracts or special transactions.
Investing in Securities of Other Investment Companies
The Fund may invest its assets in securities of other investment companies, including the securities of affiliated money market funds, as an efficient means of implementing its investment strategies and/or managing its uninvested cash. These other investment companies are managed independently of the Fund and incur additional fees and/or expenses which would, therefore, be borne indirectly by the Fund in connection with any such investment. However, the Adviser believes that the benefits and efficiencies of this approach should outweigh the potential additional fees and/or expenses. The Fund may invest in money market securities directly.
What are the Specific Risks of Investing in the Fund?
The following provides general information on the risks associated with the Fund's principal investments. Any additional risks associated with the Fund's non-principal investments are described in the Fund's SAI. The Fund's SAI also may provide additional information about the risks associated with the Fund's principal investments.
Risk of Investing in loans
In addition to the risks generally associated with debt instruments, such as credit, market, interest rate, liquidity and derivatives risks, bank loans are also subject to the risk that the value of the collateral securing a loan may decline, be insufficient to meet the obligations of the borrower or be difficult to liquidate. The Fund's access to the collateral may be limited by bankruptcy, other insolvency laws or by the type of loan the Fund has purchased. For example, if the Fund purchases a participation instead of an assignment, it would not have direct access to collateral of the borrower. As a result, a floating rate loan may not be fully collateralized and can decline significantly in value. Loans generally are subject to legal or contractual restrictions on resale.
Issuer CREDIT RISK
Credit risk is the possibility that an issuer will default on a debt instrument by failing to pay interest or principal when due. Such non-payment or default may reduce the value of the Fund's portfolio holdings, its share price and its performance.
The leveraged loans in which the Fund invests have a higher default risk than investment-grade debt instruments. Many fixed-income instruments receive credit ratings from NRSROs such as Fitch Rating Service, Moody's Investor Services, Inc. and Standard & Poor's that assign ratings to securities by assessing the likelihood of an issuer and/or guarantor default. Higher credit ratings correspond to lower perceived credit risk and lower credit ratings correspond to higher perceived credit risk. Credit ratings may be upgraded or downgraded from time to time as an NRSRO's assessment of the financial condition of a party obligated to make payments with respect to such securities and credit risk changes. The impact of any credit rating downgrade can be uncertain. Credit rating downgrades may lead to increased interest rates and volatility in financial markets, which in turn could negatively affect the value of the Fund's portfolio holdings, its share price and its investment performance. Credit ratings are not a guarantee of quality. Credit ratings may lag behind the current financial conditions of the issuer and/or guarantor and do not provide assurance against default or other loss of money. Credit ratings do not protect against a decline in the value of a security. If a security has not received a rating, the Fund must rely entirely upon the Adviser's credit assessment.
The senior secured corporate loans and corporate debt instruments in which the Fund invests generally are subject to less credit risk than unsecured high-yield bonds (also known as “junk bonds”). Leveraged loans often have features that junk bonds generally do not have. They usually are senior obligations of the borrower or issuer, usually are secured by collateral and generally are subject to certain restrictive covenants in favor of the lenders or debt instrument holders that invest in them. Leveraged loans often are issued in connection with highly leveraged transactions. Such transactions include leveraged buyout loans, leveraged recapitalization loans and other types of acquisition financing. These obligations are subject to greater credit risks than other investments including a greater possibility that the borrower may default or enter bankruptcy. Some of these loans may be “covenant lite” loans which do not include terms which allow the lender to control and track the performance of the borrower and declare a default if certain criteria are breached.
Counterparty Credit Risk
Credit risk includes the possibility that a party to a transaction involving the Fund will fail to meet its obligations. This could cause the Fund to lose the benefit of the transaction or prevent the Fund from selling or buying other securities to implement its investment strategy.
Interest Rate Risk
Variable and floating rate loans and securities generally are less sensitive to interest rate changes but may decline in value if their interest rates do not rise as much or as quickly as interest rates in general. Conversely, variable and floating rate loans and securities generally will not increase in value as much as fixed rate debt instruments if interest rates decline. Because the Fund holds variable and floating rate loans and securities, a decrease in market interest rates will reduce the interest income to be received from such securities.
Loan liquidity risk
Loans generally are subject to legal or contractual restrictions on resale. The liquidity of loans, including the volume and frequency of secondary market trading in such loans, varies significantly over time and among individual loans. For example, if the credit quality of a loan unexpectedly declines significantly, secondary market trading in that loan can also decline for a period of time. During periods of infrequent trading, valuing a loan can be more difficult, and buying and selling a loan at an acceptable price can be more difficult and delayed. Difficulty in selling a loan can result in a loss.
A majority of the Fund's assets are likely to be invested in assets that are considerably less liquid than debt instruments traded on national exchanges. Market quotations for such assets may be volatile and/or subject to large spreads between bid and ask prices.
agent insolvency RISK
In a syndicated loan, the agent bank is the bank in the syndicate that undertakes the bulk of the administrative duties involved in the day-to-day administration of the loan. In the event of the insolvency of an agent bank, a loan could be subject to settlement risk as well as the risk of interruptions in the administrative duties performed in the day to day administration of the loan (such as processing LIBOR calculations, processing draws, etc.).
Loan prepayment RISK
During periods of declining interest rates or for other purposes, borrowers may exercise their option to prepay principal earlier than scheduled which may force the Fund to reinvest in lower-yielding debt instruments.
risk associated with noninvestment-grade debt instruments
Debt instruments rated below investment-grade, also known as junk bonds or leveraged loans, generally entail greater economic, credit and liquidity risks than investment-grade debt instruments. For example, their prices are more volatile, economic downturns and financial setbacks may affect their prices more negatively, and their trading market may be more limited.
risk related to the economy
Returns on low-grade loans and bonds are sensitive to changes in the economy. The value of the Fund's portfolio may decline in tandem with a drop in the overall value of the stock market based on negative developments in the U.S. and global economies.

risk of foreign investing
Foreign loans and securities pose additional risks because foreign economic or political conditions may be less favorable than those of the United States. Securities in foreign markets may also be subject to taxation policies that reduce returns for U.S. investors.
Foreign companies may not provide information (including financial statements) as frequently or to as great an extent as companies in the United States. Foreign companies may also receive less coverage than United States companies by market analysts and the financial press. In addition, foreign countries may lack uniform accounting, auditing and financial reporting standards or regulatory requirements comparable to those applicable to U.S. companies. These factors may prevent the Fund and its Adviser from obtaining information concerning foreign companies that is as frequent, extensive and reliable as the information available concerning companies in the United States.
Foreign countries may have restrictions on foreign ownership of instruments or may impose exchange controls, capital flow restrictions or repatriation restrictions which could adversely affect the liquidity of the Fund's investments.
Since many loan instruments involve parties (for example, lenders, borrowers and agent banks) located in multiple jurisdictions outside of the United States, there is a risk that a security interest in any related collateral may be unenforceable and obligations under the related loan agreements may not be binding.
risk of investing in emerging market countries
Instruments issued or traded in emerging markets generally entail greater risks than instruments issued or traded in developed markets. For example, their prices may be significantly more volatile than prices in developed countries. Emerging market economies may also experience more severe downturns (with corresponding currency devaluations) than developed economies.
Emerging market countries may have relatively unstable governments and may present the risk of nationalization of businesses, expropriation, confiscatory taxation or, in certain instances, reversion to closed market, centrally planned economies.
Risk of Investing in Derivative Contracts and Hybrid Instruments
The Fund's exposure to derivative contracts and hybrid instruments (either directly or through its investment in another investment company) involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments. First, changes in the value of the derivative contracts and hybrid instruments in which the Fund invests may not be correlated with changes in the value of the underlying Reference Instruments or, if they are correlated, may move in the opposite direction than originally anticipated. Second, while some strategies involving derivatives may reduce the risk of loss, they may also reduce potential gains or, in some cases, result in losses by offsetting favorable price movements in portfolio holdings. Third, there is a risk that derivative contracts and hybrid instruments may be erroneously priced or improperly valued and, as a result, the Fund may need to make increased cash payments to the counterparty. Fourth, exposure to derivative contracts and hybrid instruments may have tax consequences to the Fund and its shareholders. For example, derivative contracts and hybrid instruments may cause the Fund to realize increased ordinary income or short-term capital gains (which are treated as ordinary income for federal income tax purposes) and, as a result, may increase taxable distributions to shareholders. In addition, under certain circumstances certain derivative contracts and hybrid instruments may cause the Fund to: (a) incur an excise tax on a portion of the income related to those contracts and instruments; and/or (b) reclassify, as a return of capital, some or all of the distributions previously made to shareholders during the fiscal year as dividend income. Fifth, a common provision in OTC derivative contracts permits the counterparty to terminate any such contract between it and the Fund, if the value of the Fund's total net assets declines below a specified level over a given time period. Factors that may contribute to such a decline (which usually must be substantial) include significant shareholder redemptions and/or a marked decrease in the market value of the Fund's investments. Any such termination of the Fund's OTC derivative contracts may adversely affect the Fund (for example, by increasing losses and/or costs, and/or preventing the Fund from fully implementing its investment strategies). Sixth, the Fund may use a derivative contract to benefit from a decline in the value of a Reference Instrument. If the value of the Reference Instrument declines during the term of the contract, the Fund makes a profit on the difference (less any payments the Fund is required to pay under the terms of the contract). Any such strategy involves risk. There is no assurance that the Reference Instrument will decline in value during the term of the contract and make a profit for the Fund. The Reference Instrument may instead appreciate in value creating a loss for the Fund. Finally, derivative contracts and hybrid instruments may also involve other risks described in this Confidential Private Offering Memorandum or in the Fund's SAI, such as interest rate, credit, currency, liquidity and leverage risks.

Leverage Risk
Leverage risk is created when an investment, which includes, for example, an investment in a derivative contract, exposes the Fund to a level of risk that exceeds the amount invested. Changes in the value of such an investment magnify the Fund's risk of loss and potential for gain. Investments can have these same results if their returns are based on a multiple of a specified index, security or other benchmark.
Share Ownership Concentration Risk
A majority of the Fund's Shares may be held by other mutual funds advised by the Adviser and its affiliates. It also is possible that some or all of these other mutual funds will decide to purchase or redeem Shares of the Fund simultaneously or within a short period of time of one another in order to execute their asset allocation strategies. Accordingly, there is a risk that the Share trading activities of these shareholders could disrupt the Fund's investment strategies which could have adverse consequences for the Fund and other shareholders (e.g., by requiring the Fund to sell investments at inopportune times or causing the Fund to maintain larger-than-expected cash positions pending acquisition of investments).
Management Organization and Capital Structure
Investment Adviser
The Board of Trustees (“Board”) governs the Fund. The Board selects and oversees the Adviser, Federated Investment Management Company. The Adviser manages the Fund's assets including buying and selling portfolio securities. Federated Advisory Services Company (FASC), an affiliate of the Adviser, provides certain support services to the Adviser. The fee for these services is paid by the Adviser and not by the Fund. The address of the Adviser and FASC is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.
The Adviser and other subsidiaries of Federated advise approximately 134 equity, fixed-income and money market mutual funds as well as a variety of other pooled investment vehicles, private investment companies, and customized separately managed accounts (including non-U.S/offshore funds), which totaled approximately $369.7 billion in assets as of December 31, 2011. Federated was established in 1955 and is one of the largest investment managers in the United States with approximately 1,352 employees. Federated provides investment products to approximately 4,700 investment professionals and institutions.
The Adviser advises approximately 91 fixed-income and money market mutual funds (including sub-advised funds) and private investment companies, which totaled approximately $273.8 billion in assets as of December 31, 2011.

PORTFOLIO MANAGEMENT INFORMATION
B. Anthony Delserone, Jr.
B. Anthony Delserone, Jr., has been a Portfolio Manager of the Fund since inception in August 2010. He is Vice President of the Trust with respect to the Fund. Mr. Delserone joined Federated in 1998 and has been a Senior Portfolio Manager since 2002. In 1999, Mr. Delserone was a Portfolio Manager and a Vice President of the Fund's Adviser. From 1998 through 1999, Mr. Delserone was a Senior Investment Analyst and an Assistant Vice President of the Fund's Adviser. Mr. Delserone has received the Chartered Financial Analyst designation, a B.B.A. from The College of William and Mary in Virginia and an M.B.A. in Finance from the Sellinger School of Business, Loyola College of Maryland.
Mark E. Durbiano
Mark E. Durbiano has been a Portfolio Manager of the Fund since inception in August 2010. He is Vice President of the Trust with respect to the Fund. Mr. Durbiano is Head of the Domestic High Yield Group. Mark joined Federated in 1982 and has been a Senior Portfolio Manager and a Senior Vice President of the Fund's Adviser since 1996. From 1988 through 1995, Mr. Durbiano was a Portfolio Manager and a Vice President of the Fund's Adviser. Mr. Durbiano has received the Chartered Financial Analyst designation and an M.B.A. in Finance from the University of Pittsburgh.
The Fund's SAI provides additional information about the Portfolio Managers' compensation, management of other accounts and ownership of securities in the Fund.
ADVISORY FEES
The Adviser will not receive a fee for its investment advisory services.
A discussion of the Board's review of the Fund's investment advisory contract is available in the Fund's shareholder reports as they become available.
Shareholder Information
Shares of the Fund are issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Fund may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are “accredited investors” within the meaning of Regulation D of the 1933 Act. This Confidential Private Offering Memorandum does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.
CALCULATION OF NET ASSET VALUE
The net asset value (NAV) per share of the Fund is determined as of the end of regular trading on the New York Stock Exchange (NYSE) (normally 4:00 p.m. Eastern time) each day the NYSE is open. The Fund calculates the NAV by valuing its assets, subtracting its liabilities, and dividing the balance by the number of Shares outstanding. When the Fund holds securities that trade principally in foreign markets on days the NYSE is closed, the value of the Fund's assets may change on days you cannot purchase or redeem Shares. This may also occur when the U.S. markets for debt instruments are open on a day the NYSE is closed.

In calculating its NAV, the Fund generally values investments as follows:
■	Debt instruments acquired with remaining maturities greater than 60 days are fair valued using price evaluations provided by a pricing service approved by the Board.
■	Debt instruments acquired with remaining maturities of 60 days or less are valued at their cost (adjusted for the accretion of any discount or amortization of any premium).
■	Derivative contracts listed on exchanges are valued at their reported settlement or closing price, except that options are valued at the mean of closing bid and asked quotations.
■	OTC derivative contracts are fair valued using price evaluations provided by a pricing service approved by the Board.
If the Fund cannot obtain a price or price evaluation from a pricing service for an investment, the Fund may attempt to value the investment based upon the mean of bid and asked quotations, or fair value the investment based on price evaluations, from one or more dealers. If any price, quotation, price evaluation or other pricing source is not readily available when the NAV is calculated, the Fund uses the fair value of the investment determined in accordance with the procedures described below. There can be no assurance that the Fund could purchase or sell an investment at the price used to calculate the Fund's NAV.
Shares of other mutual funds are valued based upon their reported NAVs. The prospectuses for these mutual funds explain the circumstances under which they will use fair value pricing and the effects of using fair value pricing.
Fair Valuation and Significant Events Procedures
The Board has ultimate responsibility for determining the fair value of investments for which market quotations are not readily available. The Board has appointed a Valuation Committee comprised of officers of the Fund and of the Adviser to assist in this responsibility and in overseeing the calculation of the NAV. The Board has also authorized the use of pricing services recommended by the Valuation Committee to provide fair value evaluations of the current value of certain investments for purposes of calculating the NAV. In the event that market quotations and price evaluations are not available for an investment, the Valuation Committee determines the fair value of the investment in accordance with procedures adopted by the Board. The Board periodically reviews and approves the fair valuations made by the Valuation Committee and any changes made to the procedures. The Fund's SAI discusses the methods used by pricing services and the Valuation Committee to value investments.
Using fair value to price investments may result in a value that is different from an investment's most recent closing price and from the prices used by other mutual funds to calculate their NAVs. The Valuation Committee generally will not change an investment's fair value in the absence of new information relating to the investment or its issuer, such as changes in the issuer's business or financial results, or relating to external market factors, such as trends in the market values of comparable securities. This may result in less frequent, and larger, changes in fair values as compared to prices based on market quotations or price evaluations from pricing services or dealers.
The Board also has adopted procedures requiring an investment to be priced at its fair value whenever the Adviser determines that a significant event affecting the value of the investment has occurred between the time as of which the price of the investment would otherwise be determined and the time as of which the NAV is computed. An event is considered significant if there is both an affirmative expectation that the investment's value will change in response to the event and a reasonable basis for quantifying the resulting change in value. Examples of significant events that may occur after the close of the principal market on which a security is traded, or after the time of a price evaluation provided by a pricing service or a dealer, include:
■	With respect to securities traded principally in foreign markets, significant trends in U.S. equity markets or in the trading of foreign securities index futures or options contracts;
■	With respect to price evaluations of debt instruments determined before the close of regular trading on the NYSE, actions by the Federal Reserve Open Market Committee and other significant trends in U.S. fixed-income markets;
■	Political or other developments affecting the economy or markets in which an issuer conducts its operations or its securities are traded; and
■	Announcements concerning matters such as acquisitions, recapitalizations or litigation developments or a natural disaster affecting the issuer's operations or regulatory changes or market developments affecting the issuer's industry.
The Valuation Committee uses a pricing service to determine the fair value of equity securities traded principally in foreign markets when the Adviser determines that there has been a significant trend in the U.S. equity markets or in index futures trading. For other significant events, the Fund may seek to obtain more current quotations or price evaluations from alternative pricing sources. If a reliable alternative pricing source is not available, the Valuation Committee will determine the fair value of the investment using another method approved by the Board. The Board has ultimate responsibility for any fair valuations made in response to a significant event.

The fair valuation of instruments following a significant event can serve to reduce arbitrage opportunities for short-term traders to profit at the expense of long-term investors in the Fund. For example, such arbitrage opportunities may exist when the market on which portfolio instruments are traded closes before the Fund calculates its NAV, which is typically the case with Asian and European markets. However, there is no assurance that these significant event procedures will prevent dilution of the NAV by short-term traders. See “Account and Share Information–Frequent Trading Policies” for other procedures the Fund employs to deter such short-term trading.
Frequent Trading Policies
Frequent or short-term trading into and out of the Fund can have adverse consequences for the Fund and shareholders who use the Fund as a long-term investment vehicle. Such trading in significant amounts can disrupt the Fund's investment strategies (e.g., by requiring it to sell investments at inopportune times or maintain excessive short-term or cash positions to support redemptions), increase brokerage and administrative costs and affect the timing and amount of taxable gains distributed by the Fund. Investors engaged in such trading may also seek to profit by anticipating changes in the Fund's NAV in advance of the time as of which NAV is calculated. The Fund is designed as an investment vehicle exclusively for “accredited investors,” such as other investment companies, insurance company separate accounts and similar organizations. The Fund is designed primarily for use by other funds managed by the Adviser and its affiliates as a substitute for direct investment in the types of securities held by the Fund. Given the limitation on the types of shareholders who may invest in the Fund, the sophistication of such shareholders and the expected role the Fund will play helping to efficiently diversify their investment portfolios, the Fund's Board has not adopted policies and procedures to discourage frequent trading or short-term trading into and out of the Fund.
Portfolio Holdings Information
The Fund's Annual and Semi-Annual Reports, which contain complete listings of the Fund's portfolio holdings as of the end of the Fund's second and fourth fiscal quarters, and its Quarterly Reports on Form N-Q, which contain complete listings of the Fund's portfolio holdings as of the end of its first and third fiscal quarters, may be accessed on the SEC's website at www.sec.gov. Annual and Semi-Annual Reports are filed within 70 days, and Quarterly Reports on Form N-Q are filed within 60 days, after the end of the fiscal quarter.
Purchase of Fund Shares
Shares of the Fund may be purchased any day the NYSE is open.
Purchases should be made in accordance with procedures established by the Fund's Transfer Agent, State Street Bank and Trust Company.
Purchase orders for Shares of the Fund will receive the NAV next determined after the purchase order is received in proper form by the Transfer Agent.
Payment by federal funds must be received by the Fund's custodian, State Street Bank and Trust Company, by 3:00 p.m. (Eastern time) the next business day following the receipt of the purchase order.
There is no minimum required initial or subsequent investment amount.
The Fund reserves the right to cease accepting investments in the Fund at any time or to reject any investment order.
Redemption of Fund Shares
Shares of the Fund may be redeemed any day the NYSE is open.
Redemption requests should be made in accordance with procedures established by the Transfer Agent.
Redemption requests will receive the NAV next determined after the request is received in proper form by the Transfer Agent.
limitations on redemption proceeds
Redemption proceeds normally are wired or mailed within one business day after receiving a request in proper form. Payment may be delayed for up to seven days:
■	to allow your purchase to clear (as discussed below);
■	during periods of market volatility;
■	when a shareholder's trade activity or amount adversely impacts the Fund's ability to manage its assets; or
■	during any period when the Federal Reserve wire or applicable Federal Reserve banks are closed, other than customary weekend and holiday closings.
If you request a redemption of Shares recently purchased by check (including a cashier's check or certified check), money order, bank draft or ACH, your redemption proceeds may not be made available up to seven calendar days to allow the Fund to collect payment on the instrument used to purchase such Shares. If the purchase instrument does not clear, your purchase order will be canceled and you will be responsible for any losses incurred by the Fund as a result of your canceled order.

In addition, the right of redemption may be suspended, or the payment of proceeds may be delayed, during any period:
■	when the NYSE is closed, other than customary weekend and holiday closings;
■	when trading on the NYSE is restricted, as determined by the SEC; or
■	in which an emergency exists, as determined by the SEC, so that disposal of the Fund's investments or determination of its NAV is not reasonably practicable.
You will not accrue interest or dividends on uncashed redemption checks from the Fund if those checks are undeliverable and returned to the Fund.
Redemption In-Kind
Although the Fund intends to pay Share redemptions in cash, it reserves the right to pay the redemption price in whole or in part by a distribution of the Fund's portfolio securities.
Confirmations and Account Statements
Shareholders will receive confirmation of purchases and redemptions. In addition, shareholders will receive periodic statements reporting all account activity, including dividends and capital gains paid. The Fund will not issue share certificates.
Dividends and Distributions
The Fund declares any dividends daily and pays them monthly to shareholders. If you purchase Shares by wire, you begin earning dividends on the day your wire is received. If you purchase Shares by check, you begin earning dividends on the business day after the Fund receives your check. In either case, you earn dividends through the day your redemption request is received.
In addition, the Fund pays any capital gains at least annually, and may make such special distributions of dividends and capital gains as may be necessary to meet applicable regulatory requirements. Your dividends and capital gains distributions will be automatically reinvested in additional Shares without a sales charge, unless you elect cash payments. Dividends may also be reinvested without sales charges in shares of any class of any other Federated fund of which you are already a shareholder.
If you have elected to receive dividends and/or capital gain distributions in cash, and your check is returned by the postal or other delivery service as “undeliverable,” or you do not respond to mailings from Federated with regard to uncashed distribution checks, your distribution option will automatically be converted to having all dividends and capital gains reinvested in additional shares. No interest will accrue on amounts represented by uncashed distribution checks.
If you purchase Shares just before the record date for a capital gain distribution, you will pay the full price for the Shares and then receive a portion of the price back in the form of a taxable distribution, whether or not you reinvest the distribution in Shares. Therefore, you should consider the tax implications of purchasing Shares shortly before the record date for a capital gain. Contact your financial intermediary or the Fund for information concerning when dividends and capital gains will be paid.
Tax Consequences
Fund distributions are taxable to the shareholder whether paid in cash or reinvested in the Fund. Dividends are taxable at different rates depending on the source of dividend income. Capital gains are taxable at different rates depending upon the length of time the Fund holds its assets.
Fund distributions are expected to be both dividends and capital gains. Redemptions are taxable sales.
Distribution Arrangements
Federated Securities Corp. is the Fund's Placement Agent. It receives no fee for its services.

Appendix A: Hypothetical Investment and Expense Information
The following chart provides additional hypothetical information about the effect of the Fund's expenses, including investment advisory fees and other Fund costs, on the Fund's assumed returns over a 10-year period. The chart shows the estimated expenses that would be incurred in respect of a hypothetical investment of $10,000, assuming a 5% return each year, and no redemption of Shares. The chart also assumes that the Fund's annual expense ratio stays the same throughout the 10-year period and that all dividends and distributions are reinvested. The annual expense ratio used in the chart represents the total of the Fund's “net expenses” plus any expense waiver/reimbursement as shown in the “Financial Highlights” table in the Fund's latest Annual Report. The maximum amount of any sales charge that might be imposed on the purchase of Shares (and deducted from the hypothetical initial investment of $10,000; the “Front-End Sales Charge”) is reflected in the “Hypothetical Expenses” column. The hypothetical investment information does not reflect the effect of charges (if any) normally applicable to redemptions of Shares (e.g., deferred sales charges, redemption fees). Mutual fund returns, as well as fees and expenses, may fluctuate over time, and your actual investment returns and total expenses may be higher or lower than those shown below.
FEDERATED BANK LOAN CORE FUND
ANNUAL EXPENSE RATIO: 0.33%
MAXIMUM FRONT-END SALES CHARGE: NONE
Year	Hypothetical Beginning Investment	Hypothetical Performance Earnings	Investment After Returns	Hypothetical Expenses	Hypothetical Ending Investment
1	$10,000.00	$500.00	$10,500.00	$33.77	$10,467.00
2	$10,467.00	$523.35	$10,990.35	$35.35	$10,955.81
3	$10,955.81	$547.79	$11,503.60	$37.00	$11,467.45
4	$11,467.45	$573.37	$12,040.82	$38.73	$12,002.98
5	$12,002.98	$600.15	$12,603.13	$40.53	$12,563.52
6	$12,563.52	$628.18	$13,191.70	$42.43	$13,150.24
7	$13,150.24	$657.51	$13,807.75	$44.41	$13,764.36
8	$13,764.36	$688.22	$14,452.58	$46.48	$14,407.16
9	$14,407.16	$720.36	$15,127.52	$48.65	$15,079.97
10	$15,079.97	$754.00	$15,833.97	$50.93	$15,784.20
Cumulative		$6,192.93		$418.28

An SAI dated August 31, 2012, is incorporated by reference into this Confidential Private Offering Memorandum. Additional information about the Fund and its investments is contained in the Fund's SAI and Annual and Semi-Annual Reports to shareholders as they become available. The Annual Report's Management's Discussion of Fund Performance discusses market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year. The SAI contains a description of the Fund's policies and procedures with respect to the disclosure of its portfolio securities. Because the Fund is offered on a private placement basis, the Confidential Private Offering Memorandum, SAI and Annual and Semi-Annual Reports are not available on Federated's website.
You can obtain information about the Fund (including the SAI) by writing to or visiting the SEC's Public Reference Room in Washington, DC. You may also access Fund information from the EDGAR Database on the SEC's website at www.sec.gov. You can purchase copies of this information by contacting the SEC by email at publicinfo@sec.gov or by writing to the SEC's Public Reference Section, Washington, DC 20549. Call 1-202-551-8090 for information on the Public Reference Room's operations and copying fees.
Federated Bank Loan Core Fund
Federated Investors Funds
4000 Ericsson Drive
Warrendale, PA 15086-7561
Investment Company Act File No. 811-8519

CUSIP 31409N804
42911 (6/13)
Federated is a registered trademark of Federated Investors, Inc.
2013 ©Federated Investors, Inc.

Pursuant to Rule 8b-23, the Registrant wishes to incorporate by reference Part B in its entirety which was previously filed by the Registrant under Rule 8b-16 as Amendment No. 41 on August 28, 2012.

Item 28. Exhibits

(a)
1	Conformed copy of Declaration of Trust of the Registrant;	(1)
2	Amendment Nos. 1, 2 and 3	(6)
3	Amendment No. 4	(12)
4	Amendment Nos. 5 and 6	(13)
5	Amendment No. 7	(14)
6	Amendment No. 8	(17)

(b)
1	Copy of By-Laws of the Registrant;	(1)
2	Amendment Nos. 1, 2, 3 and 4	(6)
3	Amendment No. 5	(7)
4	Amendment No. 6	(8)
5	Amendment No. 7	(9)
6	Amendment No. 8	(10)
7	Amendment No. 9	(22)

(c)
Not applicable

(d)
1	Conformed copy of Investment Advisory Contract of the Registrant with Exhibits A & B attached thereto;	(4)
2	Assignment of Registrant's Investment Advisory Contract to Federated Investment Management Company;	(4)
3	Conformed copy of Amendment to the Investment Advisory Contract of the Registrant;	(6)
4	Conformed copy of Amendment No. 1 to the Investment Advisory Contract of the Registrant;	(11)
5	Sub-Advisory Agreement	(13)
6	Conformed copy of Investment Advisory Contract of the Registrant dated June 1, 2008;	(13)
7	Conformed copy of Investment Advisory Contract of the Registrant dated August 13, 2010;	(15)

(e)
1	Conformed copy of Exclusive Placement Agent Agreement of High Yield Bond Portfolio;	(2)
2	Conformed copy of Amendment to Exclusive Placement Agent Agreement of the Registrant, on behalf of High Yield Bond Portfolio;	(6)
3	Conformed copy of Exclusive Placement Agent Agreement of Federated Mortgage Core Portfolio;	(4)
4	Conformed copy of Amendment to the Exclusive Placement Agent Agreement of the Registrant, on behalf of Federated Mortgage Core Portfolio;	(6)
5	Conformed copy of Exclusive Placement Agreement of the Registrant, on behalf of Federated Prime Pool;	(9)
6	Conformed copy of Exclusive Placement Agreement of the Registrant, on behalf of Federated Government Pool;	(9)
7	Conformed copy of Exclusive Placement Agreement of the Registrant, on behalf of Federated Enhanced Duration Active Cash Core Fund;	(13)
8	Conformed copy of Exclusive Placement Agreement of the Registrant, on behalf of Federated Inflation-Protected Securities Core Fund;	(14)
9	Conformed copy of Exclusive Placement Agreement of the Registrant, on behalf of Federated Bank Loan Core Fund;	(15)

(f)	Not applicable

(g)
1	Conformed copy of Custodian Agreement and Custodian Fee Schedule of the Registrant;	(1)
2	Conformed copy of Amendment to the Custodian Agreement of the Registrant;	(6)
3	Copy of Exhibit 1 to the Custodian Agreement of the Registrant;	(15)
4	Conformed copy of Fourth and Fifth Amendments to the Custodian Agreement of the Registrant;	(20)

(h)
1	The Registrant hereby incorporates by reference the conformed copy of the Agreement for Administrative Services, with Exhibit 1 and Amendments 1 and 2 attached, between Federated Administrative Services and the Registrant from Item 23(h)(iv)of the Federated Total Return Series, Inc. Registration Statement on Form N-1A, filed with the Commission on November 29, 2004. (File Nos. 33-50773 and 811-7115)
2	The Registrant hereby incorporates the conformed copy of the Second Amended and Restated Services Agreement, with attached Schedule 1 revised 6/30/04, from Item (h)(vii) of the Cash Trust Series, Inc. Registration Statement on Form N-1A, filed with the Commission on July 29, 2004. (File Nos. 33-29838 and 811-5843);
3	The Registrant hereby incorporates the conformed copy of the Financial Administration and Accounting Services Agreement, with attached Exhibit A revised 6/30/04, from Item (h)(viii) of the Cash Trust Series, Inc. Registration Statement on Form N-1A, filed with the Commission on July 29, 2004. (File Nos. 33-29838 and 811-5843);
4	The Registrant hereby incorporates the conformed copy of Transfer Agency and Service Agreement between the Federated Funds and State Street Bank and Trust Company from Item 23 (h)(ix) of the Federated Total Return Government Bond Fund Registration Statement on Form N-1A, filed with the Commission on April 28, 2006. (File Nos. 33-60411 and 811-07309);
5	The Registrant hereby incorporates by reference the conformed copy of Amendment No. 3 to the Agreement for Administrative Services between Federated Administrative Services Company and the Registrant dated June 1, 2005, form Item 23 (h)(ii) of the Cash Trust Series, Inc. Registration Statement on Form N-1A, filed with the Commission on July 27, 2005. (File Nos. 33-29838 and 811-58543);
6	Conformed copy of Amendment No. 4 to the Agreement for Administrative Services between Federated Administrative Services Company and the Registrant dated September 1, 2006.;	(10)
7	The Registrant hereby incorporates the conformed copy of the Transfer Agency and Service Agreement between the Federated Funds and State Street Bank and Trust Company from Item 23(h)(ix)of the Federated Stock Trust Registration Statement on Form N-1A, filed with the Commission on December 29, 2005. (File Nos. 2-75756 and 811-3385)
8	Conformed copy of Financial Administration and Accounting Services Agreement, dated January 1, 2007;	(12)
9	Conformed copy of Amendment to Transfer Agency and Service Agreement dated January 1, 2008;	(13)
10	Copy of Exhibit A to the Financial Administration and Accounting Services Agreement;	(15)
11	Copy of Exhibit 1 to the Agreement for Administrative Services;	(15)
12	Conformed copy of Amendment No. Five to the Agreement for Administrative Services;	(20)
13	Conformed copy of Financial Administration and Accounting Services Agreement, dated March 1, 2011;	(20)
14	Conformed copy of the Transfer Agency and Services Agreement between the Federated Funds and State Street Bank and Trust Company;	(21)
15	Conformed copy of the Amended and Restated Agreement for Administrative Services, dated September 1, 2012;	(21)

(i)	Conformed copy of Opinion and Consent of Counsel as to legality of shares being registered
Not applicable;

(j)
1	Conformed copy of Consent of Independent Registered Public Accounting Firm
Not Applicable

(k)	Not Applicable

(l)	Conformed copy of Initial Capital Understanding
	Form of Written Assurances from Initial Shareholders;	(2)

(m)
Not applicable;

(n)
Not applicable;

(o)
1	Conformed Copy of Power of Attorney;	(5)
2	Conformed Copy of Limited Power of Attorney;	(3)
3	Schedule 1 to Limited Power of Attorney.	(4)
4	Conformed Copy of Power of Attorney;	(10)
5	Conformed Copy of Power of Attorney;	(10)
6	Conformed copy of Power of Attorney;	(12)
7	Conformed copy of Power of Attorney	(14)
8	Conformed copy of Power of Attorney of Treasurer Lori A. Hensler, dated April 1, 2013	+

(p)
1	The Registrant hereby incorporates the copy of the Code of Ethics for Access Persons from Item 23(p) of the Money Market Obligations Trust Registration Statement on Form N-1A filed with the Commission on February 26, 2004. (File Nos. 33- 31602 and 811-5950);
2	The Registrant hereby incorporates the conformed copy of the Federated Investors, Inc. Code of Ethics for Access Persons, effective 1/1/2005, from Item 23(p) of the Money Market Obligations Trust Registration Statement on Form N-1A, filed with the Commission on February 25, 2005. (File Nos. 33-31602 and 811-5950).
3	Conformed Copy of the Federated Investors, Inc. Code of Ethics for Access Persons effective 10/01/2008	(13)
4	Conformed Copy of Dix Hill Partners, LLC Code of Ethics	(14)
5	Conformed Copy of the Federated Investors, Inc. Code of Ethics for Access Persons effective 09/01/2010	(16)
6	Conformed Copy of the Federated Investors, Inc. Code of Ethics for Access Persons effective 12/6/2010	(18)
7	Conformed Copy of the Federated Investors, Inc. Code of Ethics for Access Persons effective 9/6/2012	(22)

+	Exhibit is being filed electronically with registration statement; indicate by footnote

ALL RESPONSES ARE INCORPORATED BY REFERENCE TO AN AMENDMENT OF THE REGISTRANT FILED ON FORM N-1A (FILE NO. 811-8519)
1	Initial Registration Statement filed December 30, 1997.
2	Amendment No. 1 filed January 30, 1998
3	Amendment No. 3 filed April 16, 1999
4	Amendment No. 5 filed November 22, 1999
5	Amendment No. 6 filed February 29, 2000
6	Amendment No. 10 filed February 27, 2003
7	Amendment No. 11 filed February 26, 2004
8	Amendment No. 12 filed April 29, 2005
9	Amendment No. 15 filed October 24, 2005
10	Amendment No. 19 filed November 3, 2006
11	Amendment No. 20 filed March 1, 2007
12	Amendment No. 24 filed February 29, 2008
13	Amendment No. 27 filed February 26, 2009
14	Amendment No. 31 filed March 31, 2010
15	Amendment No. 33 filed August 27, 2010
16	Amendment No. 34 filed October 8, 2010
17	Amendment No. 35 filed October 29, 2010
18	Amendment No. 36 filed February 28, 2011
19	Amendment No. 37 filed June 3, 2011
20	Amendment No. 38 filed August 29, 2011
21	Amendment No. 42 filed October 29, 2012
22	Amendment No. 43 filed March 1, 2013

Item 29 Persons Controlled by or Under Common Control with the Fund:
None

Item 30 Indemnification
(1)

Item 31 Business and Other Connections of Investment Adviser:
For a description of the other business of the Investment Adviser, see the section entitled “Who Manages the Fund?” in Part A. The affiliations with the Registrant of one of the Trustees and five of the Officers of the Investment Adviser are included in Part B of this Registration Statement under "Who Manages and Provides Services to the Fund?" The remaining Trustees of the Investment Adviser and, in parentheses, their principal occupations are: Thomas R. Donahue, (Chief Financial Officer, Federated Investors, Inc.), 1001 Liberty Avenue, Pittsburgh, PA, 15222-3779, John B. Fisher, (Vice Chairman, Federated Investors, Inc.) 1001 Liberty Avenue, Pittsburgh, PA, 15222-3779 and Mark D. Olson a principal of the firm, Mark D. Olson & Company, L.L.C. and Partner, Morris James LLP, 500 Delaware Avenue, Suite 1500, Wilmington, DE 19801-1494. The business address of each of the Officers of the Investment Adviser is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779. These individuals are also officers of a majority of the Investment Advisers to the investment companies in the Federated Fund Complex described in Part B of this Registration Statement.
The Officers of the Investment Adviser are:
Chairman	J. Christopher Donahue
President/ Chief Executive Officer:	John B. Fisher
Executive Vice Presidents:	Deborah A. Cunningham Robert J. Ostrowski
Senior Vice Presidents:

Todd Abraham

J. Scott Albrecht

Joseph M. Balestrino

Randall S. Bauer

Jonathan C. Conley

Mark E. Durbiano

Donald T. Ellenberger

Richard J. Gallo

Susan R. Hill

Jeffrey A. Kozemchak

Mary Jo Ochson

Ihab Salib

Christopher Smith

Paige Wilhelm

Vice Presidents:

G. Andrew Bonnewell

Hanan Callas

Jerome Conner

James R. Crea, Jr.

Karol M. Crummie

Lee R. Cunningham, II

B. Anthony Delserone, Jr.

Jason C. DeVito

Bryan Dingle

William Ehling

Ann Ferentino

Eamonn G. Folan

John T. Gentry

Kathryn P. Glass

James L. Grant

Patricia L. Heagy

William R. Jamison

Nathan H. Kehm

John C. Kerber

J. Andrew Kirschler

Tracey Lusk

Karen Manna

Marian R. Marinack

Karl Mocharko

Joseph M. Natoli

Nicholas A. Navari

Gene Neavin

Bob Nolte

Mary Kay Pavuk

Jeffrey A. Petro

John Polinski

Gregg S. Purinton

Rae Ann Rice

Brian Ruffner

John Sidawi

Michael W. Sirianni, Jr.

Kyle Stewart

Mary Ellen Tesla

Timothy G. Trebilcock

Nicholas S. Tripodes

Stephen J. Wagner

Mark Weiss

George B. Wright

Assistant Vice Presidents:	Christopher S. Bodamer Leslie G. Ciferno Timothy Gannon Allen Knizer Ann Kruczek Christopher McGinley Ann Manley Keith Michaud Joseph Mycka Liam O’Connell Thomas Scherr Chris Wu
Secretary:	G. Andrew Bonnewell
Treasurer:	Thomas R. Donahue
Assistant Treasurers:	Denis McAuley, III Lori A. Hensler
Chief Compliance Officer:	Brian P. Bouda

Item 32 Principal Underwriters:
(a)	Federated Securities Corp., the Distributor for shares of the Registrant, acts as principal underwriter for the following open-end investment companies, including the Registrant:
Cash Trust Series, Inc.
Cash Trust Series II
Federated Adjustable Rate Securities Fund
Federated Core Trust
Federated Core Trust II, L.P.
Federated Core Trust III
Federated Enhanced Treasury Income Fund
Federated Equity Funds
Federated Equity Income Fund, Inc.
Federated Fixed Income Securities, Inc.
Federated GNMA Trust
Federated Government Income Securities, Inc.
Federated High Income Bond Fund, Inc.
Federated High Yield Trust
Federated Income Securities Trust
Federated Income Trust
Federated Index Trust
Federated Institutional Trust
Federated Insurance Series
Federated Intermediate Government Fund, Inc.
Federated International Series, Inc.
Federated Investment Series Funds, Inc.
Federated Managed Pool Series
Federated MDT Series
Federated Municipal Securities Fund, Inc.
Federated Municipal Securities Income Trust
Federated Premier Intermediate Municipal Income Fund
Federated Premier Municipal Income Fund
Federated Short-Intermediate Duration Municipal Trust
Federated Global Allocation Fund
Federated MDT Stock Trust
Federated Total Return Government Bond Fund
Federated Total Return Series, Inc.
Federated U.S. Government Securities Fund: 1-3 Years
Federated U.S. Government Securities Fund: 2-5 Years
Federated World Investment Series, Inc.
Intermediate Municipal Trust
Edward Jones Money Market Fund
Money Market Obligations Trust

(b)
(1) Positions and Offices with Distributor	(2) Name	(3) Positions and Offices With Registrant
Chairman:	Richard B. Fisher	Vice President
Executive Vice President, Assistant Secretary and Director:	Thomas R. Donahue
President and Director:	Thomas E. Territ
Vice President and Director:	Peter J. Germain
Treasurer and Director:	Denis McAuley III
(1) Positions and Offices with Distributor	(2) Name	(3) Positions and Offices With Registrant
Executive Vice Presidents:	Solon A. Person, IV Paul Uhlman
Senior Vice Presidents:

Michael Bappert

Jack Bohnet

Bryan Burke

Charles L. Davis, Jr.

Laura M. Deger

Peter W. Eisenbrandt

Theodore Fadool, Jr.

Bruce E. Hastings

James M. Heaton

Harry J. Kennedy

Michael Koenig

Anne H. Kruczek

Michael Liss

Amy Michaliszyn

Richard C. Mihm

Becky Nelson

Keith Nixon

Brian S. Ronayne

Tom Schinabeck

John Staley

Colin B. Starks

Robert F. Tousignant

William C. Tustin

Michael Wolff

(1) Positions and Offices with Distributor	(2) Name	(3) Positions and Offices With Registrant
Vice Presidents:

Irving Anderson

Robert W. Bauman

Marc Benacci

Dan Berry

Bill Boarts

Edward R. Bozek

Jane E. Broeren-Lambesis

Edwin J. Brooks, III

Mark Carroll

Dan Casey

Scott Charlton

Steven R. Cohen

James Conely

Kevin J. Crenny

G. Michael Cullen

Beth C. Dell

Jack C. Ebenreiter

Donald C. Edwards

Timothy Franklin

Peter Germain

Jamie Getz

Scott Gundersen

Dayna C. Haferkamp

Raymond J. Hanley

Vincent L. Harper, Jr.

Scott A. Holick

Robert Hurbanek

Jeffrey S. Jones

Todd Jones

Scott D. Kavanagh

Patrick Kelly

Matthew Khan

Shawn E. Knudson

Ed Koontz

Jerry L. Landrum

David M. Larrick

Christopher A. Layton

John P. Lieker

Michael R. Manning

Michael Marcin

Paul Marino

Diane Marzula

Martin J. McCaffrey

Mary A. McCaffrey

Joseph McGinley

Vincent T. Morrow

John C. Mosko

Doris T. Muller

Alec H. Neilly

Ted Noethling

John A. O’Neill

James E. Ostrowski

Stephen Otto

Mark Patsy

Rich Paulson

Chris Prado

Sean Quirk

Josh Rasmussen

Richard A. Recker

Diane M. Robinson

Timothy A. Rosewicz

Matt Ryan

Eduardo G. Sanchez

Robert E. Savarese, Jr.

Leland T. Scholey

Peter Siconolfi

Edward L. Smith

Peter Smith

Eric M. Smyth

Jack L. Streich

Mark Strubel

Jonathen Sullivan

Michael Vahl

David Wasik

G. Walter Whalen

Stephen White

Lewis Williams

Littell L. Wilson

Edward J. Wojnarowski

Daniel Wroble

Erik Zettlemayer

Paul Zuber

Assistant Vice Presidents:	Mary Ellen Coyne Dino Giovannone Chris Jackson William Rose
Secretary:	Kary A. Moore
Assistant Treasurer:	Lori A. Hensler Richard A. Novak
Chief Compliance Officer:	Brian P. Bouda

(c)	Not Applicable

Item 33 Location of Accounts and Records:
All accounts and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 through 31a-3 promulgated thereunder are maintained at one of the following locations:
Registrant

Reed Smith LLP
Investment Management Group (IMG)
Reed Smith Centre
225 Fifth Avenue

Pittsburgh, PA 15222-2716

(Notices should be sent to the Agent for Service at above address)

Federated Investors Funds
4000 Ericsson Drive

Warrendale, PA 15086-7561

Federated Administrative Services (“Administrator”)	Federated Investors Tower 1001 Liberty Avenue Pittsburgh, PA 15222-3779
Federated Investment Management Company (“Adviser”)	Federated Investors Tower 1001 Liberty Avenue Pittsburgh, PA 15222-3779
State Street Bank and Trust Company (“Transfer Agent, Dividend Disbursing Agent” and “Custodian”)	P.O. Box 8600 Boston, MA 02266-8600

Item 34 Management Services: Not applicable.

Item 35 Undertakings:
Registrant hereby undertakes to comply with the provisions of Section 16(c) of the 1940 Act with respect to the removal of Trustees and the calling of special shareholder meetings by shareholders.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Federated Core Trust, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Pittsburgh and Commonwealth of Pennsylvania, on the 7th day of June, 2013.

FEDERATED CORE TRUST
BY: /s/ C. Todd Gibson C. Todd Gibson, Assistant Secretary June 7, 2013